Exhibit 10.2

ENVIRI CORPORATION

2016 NON-EMPLOYEE DIRECTORS’ LONG-TERM EQUITY COMPENSATION PLAN

Amendment No. 3

WHEREAS, the Board of Directors and stockholders of Enviri Corporation (the “Company”) have adopted the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, as amended by Amendment No. 1 and Amendment No. 2 thereto (the “Plan”);

WHEREAS, pursuant to Section IV.A. of the Plan, a total of 800,000 shares of the common stock, par value $1.25 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan to an aggregate of 1,200,000 shares, including shares previously issued thereunder; and

WHEREAS, Section XIII of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the following amendment and modification is hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan as amended at the Company’s Annual Meeting of Stockholders on April 24, 2025:

1.    Section II.H of the Plan shall be, and hereby is, amended to change the definition of “Company” to “Enviri Corporation”.

2.    Section II.J of the Plan shall be, and hereby is, amended to change the definition of “Disability” to read as follows:

““Disability” with respect to any Award, means any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his or her customary and usual duties for the Company (with or without a reasonable accommodation as required by law) and that in the judgment of the Committee is permanent and continuous in nature. The Committee may establish any process or procedure it deems appropriate for determining whether a Participant has a “Disability”.”

3.    Section III.B of the Plan shall be, and hereby is, amended such that the below clause in the first sentence of such section shall hereby read as follows:

“and (subject to the provisions of Article XIII herein) amend, but not accelerate, the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.”

Exhibit 10.2

4.    Section IV.A of the Plan shall be, and hereby is, amended such that the first sentence of such section shall hereby read as follows:

“Subject to Sections IV.B and IV.C herein, the maximum number of Shares with respect to which Awards may be granted to Participants under the Plan shall be one million two hundred thousand (1,200,000) shares.”

5.    Section VIII.D of the Plan shall be, and hereby is, amended, such that the first sentence of such section shall hereby read as follows:

“Subject to the terms hereof, the Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws.”

6.    Section VIII.G of the Plan shall be, and hereby is, amended, such that the first sentence of such section shall hereby read as follows:

“Unless otherwise provided in the Plan or under an Award Agreement all Awards of Restricted Stock shall vest no more rapidly than one (1) year from the date of grant; provided, however up to five percent (5%) of the Restricted Stock Awards, may by designation of the Committee (as reflected in the Award Agreement), be subject to a more accelerated time-based vesting schedule or performance-based vesting.”

7.    Section IX.H of the Plan shall be, and hereby is, amended, such that the second sentence of such section shall hereby read as follows:

“Unless otherwise determined by the Board, if not previously forfeited, an award shall become vested and non-forfeitable as to 100% of the Restricted Stock Units on the first anniversary of the date of grant of such award; provided, however, that if such award was not previously vested or forfeited, it shall vest and become non-forfeitable on an accelerated basis upon the termination of the Participant’s service as a director due to death, or upon the directors retirement under the Company’s then-applicable mandatory retirement policy”

8.    Section XI of the Plan shall be, and hereby is, amended, such that the first sentence of such section shall hereby read as follows:

“The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the vesting, lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units.”

Exhibit 10.2
9.    In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 3 to the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan.

ENVIRI CORPORATION

By: /s/ Russell C. Hochman
Name: Russell C. Hochman
Title: Corporate Secretary